OrthoPediatrics Corp. Reports Second Quarter 2019 Financial Results

Record revenue of $18.2 Million, Up 20.7% Year-over-Year

WARSAW, Indiana, August 7, 2019 — OrthoPediatrics Corp. (“OrthoPediatrics”) (NASDAQ:KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, announced today its financial results for the quarter ended June 30, 2019.

Second Quarter & Recent Highlights

•	Increased total revenue to $18.2 million for second quarter 2019, up 20.7% from $15.1 million in second quarter 2018

•	Deployed $9.3 million of consignment sets during the second quarter 2019

•	Acquired Vilex, including its Orthex Hexapod circular fixation technology and proprietary CORA-based x-ray planning software, for $60.2 million

•	Increased domestic sales organization to 152 reps, including Orthex, up 22% from the second quarter 2018

•	Received FDA 510(k) clearance in July for two new Cannulated Screw Systems for treating younger patients with fractures and fusions

•	Received FDA 510(k) clearance in August for PediFoot, the first pediatric-specific to address the most common foot deformities in children

•	Updated full year revenue guidance from 21% to 23% growth to 23% to 25%, including Orthex

Mark Throdahl, President and Chief Executive Officer of OrthoPediatrics, commented, “I am very pleased with the momentum we are sustaining in the marketplace and by our record-setting revenues of $18.2 million, the highest achieved in any quarter, despite one less selling day, which had a 2% unfavorable impact. This 21% increase was driven by improved Trauma & Deformity growth, significant international growth despite very strong comparables, an increase in new surgeons using our scoliosis systems, and the initial impact of Orthex. Furthermore, with $9.3 million of deployed sets in the second quarter, we are on pace to achieve our full year set investment guidance of $15-$17 million. We will continue to benefit from these set investments as well as new products, the recent acquisition of Orthex, and our previously-announced partnership with CoorsTek, all which highlight our commitment to innovation and the expansion of our capabilities as we continue to scale the business.”

Mr. Throdahl continued, “We are pleased with the initial integration of the Orthex acquisition and are encouraged by the number of unsolicited expressions of interest in purchasing the adult Vilex business, which we previously reported would be sold later this year. We look forward to growing contributions from Orthex as our sales representatives are trained on this unique product. Overall, we remain confident that this will prove to be another successful year of strong growth that will support our updated revenue guidance of 23-25%.”

Second Quarter 2019 Financial Results
Total revenue for the second quarter of 2019 was $18.2 million, including Orthex, a 20.7% increase compared to $15.1 million for the same period last year. U.S. revenue, including Orthex, for the second quarter of 2019 was $13.8 million, a 20.9% increase compared to $11.5 million for the same period last year, representing

76.1% of total revenue. International revenue, including Orthex, was $4.4 million, a 20.3% increase compared to $3.6 million for the same period last year, representing 23.9% of total revenue.

Trauma and Deformity revenue for the second quarter of 2019 was $11.9 million, a 20.6% increase compared to $9.9 million for the same period last year. Scoliosis revenue was $5.9 million, a 19.8% increase compared to $4.9 million for the second quarter of 2018. Sports Medicine/Other revenue for the second quarter of 2019 was $0.4 million, a 39.7% increase compared to $0.3 million for the same period last year.

Gross profit for the second quarter of 2019 was $13.6 million, a 20.8% increase compared to $11.3 million for the same period last year. Gross profit margin for the second quarter of 2019 was 74.8%, compared to 74.7% for the same period last year.

Total operating expenses for the second quarter of 2019 were $15.4 million, a 15.1% increase compared to $13.4 million for the same period last year. The increase in operating expenses was driven by a 19.5% increase in general and administration, a 12.2% increase in sales and marketing, and a 10.7% increase in R&D. Operating loss for the quarter improved to ($1.8) million from ($2.1) million for the same period last year.

Net interest expense for the second quarter of 2019 was $632 thousand, a 12.5% increase compared to $562 thousand for the same period last year.

Net loss from continuing operations for the second quarter of 2019 was ($2.5) million, compared to ($2.7) million for the same period last year. Total net loss including discontinued operations for the second quarter of 2019 was ($2.6) million, or ($0.18) per basic and diluted share attributable to common stockholders compared to ($2.7) million, or ($0.21) per basic and diluted share for the same period last year.

Adjusted EBITDA for the second quarter of 2019 was $0.6 million as compared to ($0.9) million for the second quarter of 2018. The change was primarily driven by the increase in revenue and associated gross margin. See below for additional information and a reconciliation of non-GAAP financial information.

The weighted average number of diluted shares outstanding for the three-month period ended June 30, 2019 was 14,451,979 shares.

In the second quarter of 2019, we had 152 sales representatives, including Orthex, up 21.6% compared to 125 in same period 2018.

Purchases of property and equipment during the second quarter of 2019 were $3.6 million, which compared to $1.4 million for the same period last year. This investment reflects the deployment of consigned sets, which includes product specific instruments and cases and trays. Including the implants, $9.3 million of consigned sets were deployed during the second quarter of 2019 compared to $2.8 million during the second quarter of 2018.

As of June 30, 2019, cash and cash equivalents were $21.9 million, compared to $52.8 million as of March 31, 2019, and the Company had approximately $51.2 million in total outstanding indebtedness, with no balance outstanding under the revolving credit facility.

An 8-K/A incorporating the financial statements of Vilex and pro forma financial information for OrthoPediatrics is expected to be filed no later than August 20, 2019.

Full Year 2019 Financial Guidance
OrthoPediatrics is providing updated financial guidance for the full year 2019, as follows:

•	Revenue growth in a range of 23% to 25% year-over-year, up from prior guidance of 21% to 23%

•	Consigned set investments in a range of $15.0 million to $17.0 million, unchanged from prior guidance

Conference Call
OrthoPediatrics will host a conference call on Thursday, August 8, 2019 at 8:00 a.m. ET to discuss its financial results. The dial-in numbers are (855) 289-4603 for domestic callers and (614) 999-9389 for international callers. The conference ID number is 8272519. A live webcast of the conference call will be available online from the investor relations page of the OrthoPediatrics’ corporate website at www.orthopediatrics.com.

A replay of the webcast will remain available on OrthoPediatrics’ website, www.orthopediatrics.com, until the Company releases its third quarter 2019 financial results. In addition, a telephonic replay of the conference call will be available until August 15, 2019. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The replay conference ID number is 8272519.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 7, 2019. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net loss, plus interest expense (income), net plus other expense (income), depreciation and amortization, stock-based compensation expense, accelerated vesting of restricted stock upon our IPO, and acquisition related costs. Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the metric as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain a reconciliation of Net Loss to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 29 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma & deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 43 countries outside the United States.

Investor Contacts
The Ruth Group
Tram Bui / Emma Poalillo
(646) 536-7035 / 7024
tbui@theruthgroup.com / epoalillo@theruthgroup.com

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share Data)

	June 30, 2019	December 31, 2018

ASSETS
Current assets:
Cash	$21,858	$60,691
Accounts receivable - trade, less allowance for doubtful accounts of
$218 and $134, respectively	14,974	8,999
Inventories, net	32,855	25,708
Notes Receivable	515	502
Prepaid expenses and other current assets	1,277	1,256
Current assets held for sale, net	35,364	—
Total current assets	106,843	97,156

Property and equipment, net	20,915	12,768

Other assets:
Amortizable intangible assets, net	10,458	1,921
Goodwill	10,971	—
Operating lease right-of-use asset	75	—
Other intangible assets	2,170	260
Total other assets	23,674	2,181

Total assets	$151,432	$112,105

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable – trade	$6,000	$3,971
Accrued compensation and benefits	4,011	3,552
Current portion of long-term debt with affiliate	121	118
Short-term debt with affiliate	30,000	—
Operating lease liabilities	24	—
Current liabilities held for sale	494	—
Other current liabilities	1,537	1,576
Total current liabilities	42,187	9,217
Long-term liabilities:
Long-term debt with affiliate, net of current portion	21,112	21,156
Operating lease liabilities, net of current portion	51	-
Total long-term liabilities	21,163	21,156

Total liabilities	63,350	30,373

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized;
14,939,462 shares and 14,538,202 shares issued and outstanding as
of June 30, 2019 (unaudited) and December 31, 2018	4	4
Additional paid-in capital	209,262	197,442
Accumulated deficit	(120,729)	(115,091)
Accumulated other comprehensive loss	(455)	(623)
Total stockholders' equity	88,082	81,732

Total liabilities and stockholders' equity	$151,432	$112,105

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net revenue	$18,200	$15,077	$32,856	$27,171
Cost of revenue	4,581	3,807	8,582	6,982
Gross profit	13,619	11,270	24,274	20,189
Operating expenses:
Sales and marketing	7,606	6,776	14,153	12,855
General and administrative	6,569	5,499	12,181	11,516
Research and development	1,234	1,115	2,447	2,333
Total operating expenses	15,409	13,390	28,781	26,704
Operating loss	(1,790)	(2,120)	(4,507)	(6,515)
Other expenses:
Interest expense	632	562	935	1,114
Other expense	37	10	37	63
Total other expenses	669	572	972	1,177

Net loss from continuing operations	(2,459)	(2,692)	(5,479)	(7,692)
Loss from discontinued operations	(159)	—	(159)	—
Net loss	$(2,618)	$(2,692)	$(5,638)	$(7,692)
Net loss attributable to common stockholders	$(2,618)	$(2,692)	$(5,638)	$(7,692)
Weighted average common stock - basic and diluted	14,451,979	12,549,226	14,409,752	12,312,814
Net loss per share attributable to common stockholders - basic and diluted	$(0.18)	$(0.21)	$(0.39)	$(0.62)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	For the Six Months Ended June 30,
	2019	2018
OPERATING ACTIVITIES
Net loss	$(5,638)	$7,692
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,912	1,400
Stock-based compensation	1,163	2,631
Changes in certain current assets and liabilities:
Accounts receivable – trade	(5,499)	(4,152)
Inventories	(5,306)	(4,724)
Inventories held by international distributors	167	452
Prepaid expenses and other current assets	(14)	(232)
Accounts payable – trade	1,934	(40)
Accrued expenses and other liabilities	357	1,061
Other	152	(377)
Net cash used in operating activities - continuing operations	(10,772)	(11,673)
Net cash provided by operating activities - discontinued operations	371	—
Net cash used in operating activities	(10,401)	(11,673)

INVESTING ACTIVITIES
Acquisition of Vilex and Orthex, net of cash acquired	(49,926)	—
Purchase of notes receivable	(13)	—
Purchases of licenses	(170)	(180)
Purchases of property and equipment	(8,514)	(4,167)
Net cash used in investing activities - continuing operations	(58,623)	(4,347)
Net cash used in investing activities - discontinued operations	(47)	—
Net cash used in investing activities	(58,670)	(4,347)

FINANCING ACTIVITIES
Proceeds from issuance of debt with affiliate	30,000	—
Proceeds from exercise of stock options	657	—
Payments on mortgage notes	(59)	(56)
Net cash provided by financing activities	30,598	(56)

NET INCREASE (DECREASE) IN CASH	(38,473)	(16,076)

Cash, beginning of year	60,691	42,582
Cash, end of period	22,218	26,506
Less cash of discontinued operations, end of period	360	—
Cash of continuing operations, end of period	$21,858	$26,506

Cash paid for interest	$935	$1,114
Transfer of instruments from property and equipment to inventory	$267	$594
Acquisition consideration of common shares	$10,000	$—

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Product sales by geographic location:	2019	2018	2019	2018
U.S.	$13,848	$11,458	$24,115	$20,111
International	4,352	3,619	8,741	7,060
Total	$18,200	$15,077	$32,856	$27,171

	Three Months Ended June 30,		Six Months Ended June 30,
Product sales by category:	2019	2018	2019	2018
Trauma and deformity	$11,887	$9,860	$21,904	$18,983
Scoliosis	5,866	4,897	10,124	7,582
Sports medicine/other	447	320	828	606
Total	$18,200	$15,077	$32,856	$27,171

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss from continuing operations	$(2,459)	$(2,692)	$(5,479)	$(7,692)
Interest expense, net	632	562	935	1,114
Other expense	37	10	37	63
Depreciation and amortization	1,084	728	1,912	1,400
Stock-based compensation	692	225	1,163	645
Accelerated vesting of restricted stock upon our IPO	—	229	—	1,986
Acquisition related costs	589	—	589	—
Adjusted EBITDA	$575	$(938)	$(843)	$(2,484)